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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VAIL RESORTS, INC.
390 Interlocken Crescent
Broomfield, Colorado 80021

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 6, 2013

October 25, 2013

To our Stockholders:

        The annual meeting of stockholders of Vail Resorts, Inc., a Delaware corporation (the "Company"), will be held on Friday, December 6, 2013 at 9:00 a.m., Mountain Standard Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, to:

  (1)
  Elect the eight directors named in the attached proxy statement to serve for the ensuing year and until their successors are elected and qualified;

  (2)
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2014;

  (3)
  Hold an advisory vote to approve executive compensation; and

  (4)
  Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        These items of business are more fully described in the proxy statement accompanying this notice.

        Only holders of record of shares of our common stock at the close of business on October 10, 2013 are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.

        Pursuant to the rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 25, 2013, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on October 10, 2013. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to attend the meeting and vote in person. These proxy materials will be available free of charge.

        Stockholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership to attend the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Shares held through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker, bank or other nominee giving you the right to vote the shares and bring such proxy to the annual meeting. Attendance at our annual meeting will be limited to persons presenting a Notice of Internet Availability of Proxy Materials or proxy card (if you requested one) or voting instruction card, account statement or similar evidence of ownership, and picture identification. Attendance at the meeting alone will not automatically revoke your previously submitted proxy.

        Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you vote at the annual meeting, your previously submitted proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Standard Time, on Thursday, December 5, 2013.

By Order of the Board of Directors,

Fiona E. Arnold Executive Vice President, General Counsel and Secretary

i

ii

VAIL RESORTS, INC.
390 Interlocken Crescent
Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2013
ANNUAL MEETING OF STOCKHOLDERS

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors (the "Board") of Vail Resorts, Inc. (the "Company") to be voted at our annual meeting, which will take place on Friday, December 6, 2013 at 9:00 a.m., Mountain Standard Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

        In accordance with the rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy or unless you request a printed copy as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed, and this proxy statement will be made available, to stockholders on or about October 25, 2013.

What is the difference between a stockholder of record and a "street name" holder?

        If your shares are registered directly in your name with the Company's transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record.

        If your shares are not held in your name, but rather are held through an intermediary, such as in an account at a brokerage firm or by a bank, trustee or other nominee, then you are the beneficial owner of shares held in "street name." However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.

Who is entitled to vote at or attend the annual meeting?

        Holders of record of our common stock as of the close of business on October 10, 2013, which we refer to as the record date, are entitled to vote. On the record date we had 36,094,604 shares of common stock outstanding. Each share is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a stockholder or joint holder as of the record date or you hold a valid proxy for the annual meeting.

  If you are a stockholder of record:

        As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

  If you are a street name holder:

        As a street name holder, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other nominee and bring such proxy to the annual meeting. If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to October 10, 2013, a copy of the voting instruction card provided by your broker or other nominee, or other similar evidence of ownership. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

How do I vote my shares?

  If you are a stockholder of record:

  By Telephone or the Internet

        Stockholders of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder's identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

        The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on December 5, 2013.

  By Mail

        Stockholders who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

  At the Meeting

        Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting.

  If you are a street name holder:

  By Telephone or the Internet

        If your broker or other nominee provides for a means to submit your voting instructions by telephone or the Internet, you will be provided with directions on doing so by your broker or other nominee.

  By Mail

        Street name holders may vote by mail by requesting a paper voting instruction card according to the instructions contained in the materials received from your broker or other nominee.

  At the Meeting

        Shares held in street name may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker or other nominee that holds your shares giving you the right to vote the shares and bring such proxy to the annual meeting.

Can I change my vote?

        If you are a stockholder of record, you may change your vote at any time prior to the vote at the annual meeting by:

  •
  providing timely delivery of a later-dated proxy (including by telephone or Internet vote);

  •
  providing timely written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or

  •
  attending the annual meeting and voting in person.

        To be timely, later dated proxy cards and written notices if revocation is submitted by mail, must be received by the time of the annual meeting. In order to change your vote by telephone or Internet, you must do so before the telephone and Internet voting facilities close at 11:59 p.m., Eastern Standard Time, on December 5, 2013.

        If you are a street name holder, you may change your vote by timely submitting new voting instructions to your broker or other nominee following the instructions they provided, or, if you have obtained a valid proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How many shares must be present or represented to conduct business at the annual meeting?

        The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How are abstentions treated?

        Abstentions are counted for purposes of determining whether a quorum is present. For purposes of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the annual meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the annual meeting. A "majority of votes cast" means the number of "FOR" votes exceeds the number of "AGAINST" votes.

What are the voting requirements?

  Proposal 1—Election of Directors

        In the election of directors named in this proxy statement, you may vote "FOR" one or more of the nominees or your vote may be "AGAINST" one or more of the nominees. Alternatively, you may vote "ABSTAIN" with respect to one or more nominees. You may not cumulate your votes for the election of directors. To be elected, each director nominee requires a majority of the votes cast for his or her election, which means that each director nominee must receive more votes cast "FOR" than "AGAINST" that director nominee. Abstentions are not treated as voting on this proposal. If stockholders do not elect a nominee who is already serving as a director, Delaware law provides that the director would continue to serve on the Board as a "holdover director," rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our Bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will promptly publicly disclose its decision regarding the director's resignation.

  Proposal 2—Ratification of Selection of PricewaterhouseCoopers LLP

        In the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2014, you may vote "FOR," "AGAINST" or "ABSTAIN." This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal.

  Proposal 3—Advisory Vote to Approve Executive Compensation

        In the advisory vote to approve executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

What are "broker non-votes"?

        If you hold shares in street name through a broker and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

        If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on "routine" matters. The proposal to ratify the selection of our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are not considered routine matters and, consequently, without your voting instructions, your broker cannot vote your uninstructed shares on these proposals.

Who will serve as inspector of elections?

        The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

 Who will bear the cost of soliciting votes for the annual meeting?

        We will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.

        We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

        If you receive more than one Notice of Internet Availability of Proxy Materials, it means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please vote all of your shares as described herein, or follow the instructions received from each broker or other nominee, to ensure that all of your shares are voted.

What if I submit a proxy but do not make specific choices?

        If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted as recommended by the Board, and will be voted in the proxy holders' discretion as to other matters that may properly come before the annual meeting.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K, which will be filed with the SEC following the annual meeting.

Annual Meeting Materials

        The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the annual report of the Company for the fiscal year ended July 31, 2013, or fiscal 2013, have been made available to all stockholders entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

PROPOSAL 1. ELECTION OF DIRECTORS

        At the annual meeting, eight directors are nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. The nominees are Messrs. Hernandez, Katz, Kincaid, Redmond, Sewell, Sorte and Vaughn and Ms. Schneider. Each of the nominees is currently a director of the Company and all nominees but Messrs. Sewell and Vaughn were previously elected by the stockholders. Mr. Sewell was appointed to the Board in January 2013 and Mr. Vaughn was appointed to the Board in June 2013 to fill existing vacancies and both are standing for election for the first time. In connection with their initial appointments, Messrs. Sewell and Vaughn were recommended as director nominees by the Nominating & Governance Committee.

        The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, "FOR" the election of Messrs. Hernandez, Katz, Kincaid, Redmond, Sewell, Sorte and Vaughn and Ms. Schneider as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve. The proxies solicited by this proxy statement may not be voted for more than eight nominees.

INFORMATION WITH RESPECT TO NOMINEES

        The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the Board has the ability to perform its oversight function effectively. The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policy-making and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.

        The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a formal diversity policy; however, in connection with the annual nomination process, the committee considers the diversity of candidates to ensure that the Board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the Board's overall effectiveness in carrying out its responsibilities. The committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board's composition.

        The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board: independence, wisdom, integrity, understanding and general acceptance of the Company's corporate philosophy, business or professional knowledge and experience that can bear on the Company's and the Board's challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one's mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity, and international/global experience.

        The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.

DIRECTOR NOMINEES

        Roland A. Hernandez, 56, was appointed a director of the Company in December 2002 and was appointed Lead Director in March 2009. Mr. Hernandez is the founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. He has served in this capacity since 2001. Mr. Hernandez served as Chairman of Telemundo Group, Inc., a Spanish-language television and entertainment company, from 1998 to 2000 and as President and Chief Executive Officer from 1995 to 2000. From 1986 to 1994, Mr. Hernandez was President of the corporate general partner of Interspan Communications. Mr. Hernandez serves on the Board of Directors of MGM Resorts International, Orient-Express Hotels Ltd. and US Bancorp, and previously served on the Board of Directors of Lehman Brothers Holdings, The Ryland Group, Inc., Sony Corporation and Wal-Mart Stores, Inc. He also serves on the Advisory Board of Harvard Law School and the President's Council on International Activities at Yale University. Mr. Hernandez brings to the Board extensive public company experience, including as a lead director in the travel and leisure sector and as a board member of several large public companies with a global presence and also brings significant business, finance and executive management experience.

        Robert A. Katz, 46, was appointed a director of the Company in June 1996 and was appointed Chairman of the Board in March 2009. Mr. Katz also served as Lead Director from June 2003 until his appointment as Chief Executive Officer of the Company in February 2006. Prior to his appointment as the Company's Chief Executive Officer, Mr. Katz was associated with Apollo Management L.P., a private equity investment firm, since 1990. Mr. Katz serves on the Board of the Vail Valley Foundation. Mr. Katz, as the Company's Chief Executive Officer, provides the Board with unique insight and information regarding the Company's strategy, operations and business, and provides an essential link between management and the Board on management's business perspectives. Mr. Katz's involvement in all aspects of the Company's business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. Additionally, as a member of the Board since 1996, Mr. Katz is able to provide a unique historical perspective into the operations and vision for the Company.

        Richard D. Kincaid, 51, was appointed a director of the Company in June 2006. Mr. Kincaid is the Founder and President of the BeCause Foundation, a nonprofit corporation that heightens awareness of complex social problems and promotes change through the power of film. Mr. Kincaid was the President, Chief Executive Officer and a trustee of Equity Office Properties Trust, an owner and manager of office buildings and, at the time, the largest U.S. real estate investment trust, until March 2007. He was named President of Equity Office Properties in November 2002 and Chief Executive Officer in April 2003. Mr. Kincaid joined Equity Office Properties as a Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C., a predecessor of Equity Office Properties, and was Senior Vice President of Equity Group Investments, Inc., a private investment company. Mr. Kincaid serves on the Board of Directors of Rayonier Inc., Strategic Hotels and Resorts, Inc. and Dividend Capital Diversified Property Fund, Inc. He also serves on the Board of Green Planet Bottling, Inc., Life for the World, Lotsa Helping Hands, Sage Botanic Media, LLC and Staff CU. Mr. Kincaid brings to the Board extensive public company board, real estate and executive management experience.

        John T. Redmond, 55, was appointed a director of the Company in March 2008. Mr. Redmond is the Managing Director and Chief Executive Officer of Echo Entertainment Group Limited, a leading Australian entertainment and gaming company, a position he has held since January 2013, and previously served as a non-executive director since March 2012. Mr. Redmond was President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living and retail developments, and a director of its parent company, MGM Mirage, from March 2001 to

August 2007. He served as Co-Chief Executive Officer and a director of MGM Grand, Inc. from December 1999 to March 2001. Mr. Redmond was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond is a Trustee of the University of San Diego and previously served on the Board of Directors of Allegiant Travel Company and Tropicana Las Vegas Hotel and Casino, Inc. Mr. Redmond brings to the Board extensive public company board and executive management experience in the travel and leisure sector.

        Hilary A. Schneider, 52, was appointed a director of the Company in March 2010. Ms. Schneider is the President of Lifelock, Inc., a leading provider of identity theft protection, identity risk assessment and fraud protection services, a position she has held since September 2012. From March 2010 to November 2010, Ms. Schneider served as Executive Vice President at Yahoo! Americas. She joined Yahoo! in September 2006 when she led the company's U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from April 2002 to January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company's overall newspaper and online business. From 2000 to 2002, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications. She also held numerous roles at Times Mirror from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider serves on the Board of Directors of LogMeIn, Inc. She also serves as a senior advisor for TPG Capital, serves on the Board of RentPath, Inc. and Water.org and is a member of the Unilever Global Marketing Advisory Board. Ms. Schneider brings to the Board extensive executive management, web-based business and online marketing experience.

        D. Bruce Sewell, 55, was appointed a director of the Company in January 2013. Mr. Sewell is Senior Vice President, General Counsel and Secretary of Apple Inc., overseeing all legal matters for Apple, including corporate governance, intellectual property, litigation and securities compliance, as well as government affairs. He joined Apple in September 2009. Prior to joining Apple, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005 to 2009. He also served as Intel's Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995 as a senior attorney, Mr. Sewell was a partner in the law firm of Brown and Bain PC. Mr. Sewell brings to the Board extensive executive management and broad global public company legal experience, including serving as a board adviser on strategic, operational and legal matters.

        John F. Sorte, 66, was appointed a director of the Company in January 1993. Mr. Sorte is Executive Chairman of Morgan Joseph TriArtisan LLC, an investment and merchant bank engaged in providing financial advice, capital raising and private equity investing. Mr. Sorte is also a director of Morgan Joseph TriArtisan Group Inc., the parent company of Morgan Joseph TriArtisan LLC. Prior to co-founding Morgan Joseph in 2001, he was President of New Street Advisors LP. He previously held various positions at Drexel Burnham Lambert, including Head of the Energy Group, Co-head of Investment Banking and Chief Executive Officer, and started his career as an investment banker at Shearson Hammill. Mr. Sorte also serves on the Board of Shorts International Ltd. Mr. Sorte brings to the Board extensive executive management, finance and investment banking experience.

        Peter A. Vaughn, 49, was appointed a director of the Company in June 2013. Mr. Vaughn is Senior Vice President of International Consumer Products and Marketing of American Express, providing strategic marketing leadership for the company's consumer card-issuing businesses in over 160 countries worldwide, with a focus on product line strategy, benefit sourcing and management, product innovation, brand management, communications and advertising. Previously, he held several senior marketing roles within American Express, including, serving as Chief Marketing Officer of Global Network Services

from 2011 to 2013, Senior Vice President of Global Brand Management from 2005 to 2011, Vice President of Marketing for the Travelers Cheque and Prepaid Services Group from 2002 to 2004, Vice President and General Manager of Lending for the Small Business Division in 2001 and Vice President of Acquisition and Advertising for Small Business Services from 1999 to 2001. From 1994 to 1999, he held several positions overseas in the Consumer Services Group of American Express, including Vice President of International Product Development, European Head of Revolving Credit and Lending and Senior Director of European Product Development. Mr. Vaughn joined American Express in 1992, acting as Director of Marketing for the Consumer Financial Services Group. Mr. Vaughn brings to the Board extensive executive management and global marketing experience with a focus on brand marketing and customer loyalty.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

MANAGEMENT

        The Company's executive officers, as well as additional information with respect to such persons, are set forth in the table below:

Name	Position
Robert A. Katz	Chairman and Chief Executive Officer
Blaise T. Carrig	President—Mountain Division
Fiona E. Arnold	Executive Vice President, General Counsel and Secretary
Michael Z. Barkin	Executive Vice President and Chief Financial Officer
Kirsten A. Lynch	Executive Vice President and Chief Marketing Officer

        For biographical information about Mr. Katz, see "Director Nominees" above.

        Blaise T. Carrig, 62, was appointed President—Mountain Division in June 2012. Mr. Carrig previously served as Co-President from June 2011 to June 2012, as Co-President—Mountain Division from April 2010 to June 2011, as Executive Vice President—Mountain Division and Chief Operating Officer of Heavenly Mountain Resort from January 2008 to April 2010 and as Senior Vice President and Chief Operating Officer of Heavenly Mountain Resort from September 2002 to January 2008. From 1997 to 2002, Mr. Carrig was the President and Managing Director for The Canyons in Park City, Utah. Prior to 1997, he served as the Managing Director of Sugarbush Resort in Warren, Vermont, where he had been since 1976 in a variety of positions from Ski Patrol to President. Mr. Carrig has been active in the ski industry, having served on the boards of the Vermont Ski Area Association, Ski Utah and the California Ski Industry Association. He currently serves on the Executive Board of the National Ski Areas Association, as well as the Board of Directors of the National Forest Foundation and the Tahoe Baikal Institute, an international environmental organization. He also serves on the Nevada Commission on Tourism.

        Fiona E. Arnold, 46, was appointed Executive Vice President and General Counsel in June 2011. Ms. Arnold previously served as Senior Vice President and General Counsel from June 2007 to June 2011 and as Vice President and Deputy General Counsel from September 2006 to June 2007. She was appointed Secretary of the Company in September 2007. From 2003 to 2006, Ms. Arnold served as Associate General Counsel for Western Gas Resources, Inc. in Denver, Colorado and from 2001 to 2003 she served as Vice President of Legal and Business Affairs and Assistant General Counsel for Crown Media Holdings, Inc., also in Denver. Prior to that position, Ms. Arnold was an associate at Jones Day in the Dallas, Texas office where she practiced securities and transactional law. She began her legal career in Australia in 1993. Ms. Arnold serves on the Board of Directors for the Denver Metro Chamber of Commerce. As previously announced, Ms. Arnold has announced her resignation from the Company effective upon the appointment of her successor.

        Michael Z. Barkin, 35, was appointed Executive Vice President and Chief Financial Officer in April 2013. Mr. Barkin previously served as Vice President of Strategy and Development since July 2012. Prior to joining the Company, he was a principal at KRG Capital Partners, where he was a member of the investment team since 2006. At KRG, Mr. Barkin was responsible for managing new acquisitions and had portfolio company oversight across multiple sectors. Prior to KRG, he worked at Bain Capital Partners and Bain & Company. Mr. Barkin serves on the Board of Trustees of STRIVE Preparatory Charter School.

        Kirsten A. Lynch, 45, was appointed Executive Vice President and Chief Marketing Officer in July 2011. Prior to joining the Company, Ms. Lynch was with PepsiCo, where she was Chief Marketing Officer of Quaker Foods and Snacks Division from 2009 to 2011, leading the brand marketing, consumer insights and shopper marketing organization. From 2007 to 2009, she was Vice President of Marketing for Kraft Foods' Cheese and Dairy Business Unit. Ms. Lynch had worked for Kraft Foods since1996, holding various marketing positions for the company's product divisions, including Senior Marketing Director of Kraft Mac & Cheese and Family Dinners, and Senior Brand Manager and Brand Manager for product lines such as salad dressings, barbecue, DiGiorno Pasta & Sauce and Miracle Whip.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

        Set forth in the following table is the beneficial ownership of common stock at the close of business on September 30, 2013 for all directors, nominees, the named executive officers listed in the Summary Compensation Table, and, as a group, such persons and all other executive officers as of such date.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares		Percent of Class(1)
Roland A. Hernandez	15,755		*
Richard D. Kincaid	25,760	(2)	*
John T. Redmond	16,140	(3)	*
Hilary A. Schneider	9,509		*
D. Bruce Sewell	—		—
John F. Sorte	56,971		*
Peter A. Vaughn	—		—
Robert A. Katz	966,276	(4)	2.6%
Michael Z. Barkin	1,294	(5)	*
Blaise T. Carrig	66,298	(6)	*
Fiona E. Arnold	32,179	(7)	*
Mark L. Schoppet	55,766	(8)	*
Jeffrey W. Jones	—		—
Directors, nominees and executive officers as a group (14 Persons)	1,254,332	(9)	3.4%

*
Less than 1.0%.

(1)
Applicable percentages are based on 36,068,282 shares outstanding on September 30, 2013, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is c/o Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table report having sole voting and investment power with respect to all shares of common stock known as beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted share units, or RSUs, and common stock underlying share appreciation rights, or SARs, and stock options held by that person that are currently exercisable or are exercisable within 60 days of September 30, 2013, but excludes RSUs and our common stock underlying SARs or stock options held by any other person.

(2)
Includes 226 shares of common stock underlying 296 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(3)
Includes 226 shares of common stock underlying 296 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(4)
Includes 20,000 shares of common stock underlying 20,000 stock options and 786,229 shares of common stock underlying 1,496,346 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(5)
Includes 716 shares of common stock underlying 3,117 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(6)
Includes 17,500 shares of common stock underlying 17,500 stock options and 30,887 shares of common stock underlying 69,167 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(7)
Includes 20,672 shares of common stock underlying 53,091 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(8)
Includes 20,000 shares of common stock underlying 20,000 stock options and 27,300 shares of common stock underlying 64,390 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

(9)
Includes 57,500 shares of common stock underlying 57,500 stock options and 873,305 shares of common stock underlying 1,705,802 SARs (assuming a fair market value of $69.38, the closing price of our common stock on September 30, 2013).

INFORMATION AS TO CERTAIN STOCKHOLDERS

        Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company's voting securities at the close of business on September 30, 2013.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares		Percent of Class(1)
Ronald Baron/Baron Capital Group, Inc.	5,321,167	(2)	14.8%
Southeastern Asset Management, Inc.	3,574,558	(3)	9.9%
T. Rowe Price Associates, Inc	3,056,860	(4)	8.5%
Marcato Capital Management LLC	2,547,825	(5)	7.1%
Piper Jaffray Companies	2,538,302	(6)	7.0%
Goldman Sachs Asset Management, L.P.	2,018,095	(7)	5.6%
The Vanguard Group Inc.	1,968,314	(8)	5.5%
Columbia Wanger Asset Management, LLC	1,899,500	(9)	5.3%
BlackRock, Inc.	1,863,785	(10)	5.2%

(1)
Applicable percentages are based on 36,068,282 shares outstanding on September 30, 2013.

(2)
As reported by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Growth Fund ("BGF") and Ronald Baron on a joint Schedule 13G/A filed with the SEC on February 14, 2013. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)
As reported by Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins on a joint Schedule 13G/A filed with the SEC on February 14, 2013. The address for the holders is 6410 Poplar Ave., Suite 900, Memphis, TN 38119.

(4)
As reported by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on a joint Schedule 13G/A filed with the SEC on February 7, 2013. T. Rowe Price Associates, Inc. disclaims beneficial ownership of these shares. The address for the holders is 100 E. Pratt Street, Baltimore, MD 21202.

(5)
As represented to the Company by Marcato Capital Management LLC ("Marcato") in a stockholder questionnaire on October 17, 2013. The shares are held in the accounts of certain private investment funds (collectively, the "Funds") and may be deemed to be beneficially owned by (i) Marcato, the investment manager and general partner, as applicable, of the Funds and (ii) Richard McGuire, the managing member of Marcato. Each of Marcato and Mr. McGuire disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address for the holder is One Montgomery Street, Suite 3250, San Francisco, CA 94104.

(6)
As reported by Piper Jaffray Companies and Advisory Research, Inc. on a joint Schedule 13G/A filed with the SEC on February 14, 2013. The shares reported as beneficially owned by Piper Jaffray Companies are held through Advisory Research, Inc., a wholly owned subsidiary. Piper Jaffray Companies disclaims beneficial ownership of the shares held by Advisory Research, Inc. The address for Piper Jaffray Companies is 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402. The address for Advisory Research, Inc. is 180 N. Stetson Street, Suite 5500, Chicago, IL 60601.

(7)
As reported by Goldman Sachs Asset Management, L.P. together with GS Investment Strategies, LLC on a joint Schedule 13G filed with the SEC on February 14, 2013. The holders disclaim beneficial ownership of the shares beneficially owned by (i) any client accounts with respect to which the holders or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the holders act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the holders. The address for the holders is 200 West Street, New York, NY 10282.

(8)
As reported by The Vanguard Group on a Schedule 13G filed with the SEC on February 12, 2013. The address for the holder is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
As reported by Columbia Wanger Asset Management, LLC on a Schedule 13G filed with the SEC on February 14, 2013. As the investment advisor of various unregistered and registered investment companies and managed accounts, the holder may be deemed to beneficially own the shares, however, the holder expressly disclaims beneficial ownership. The address for the holder is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(10)
As reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 11, 2013. The address for the holder is 40 East 52nd Street, New York, NY 10022.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

        The Company's Board acts as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company's stockholders. The Board selects, advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company's Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, provide the framework for the governance of the Company. A complete copy of the Company's Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics for directors, officers and employees may be found in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com. Copies of these materials are available in print, without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

BOARD LEADERSHIP AND LEAD INDEPENDENT DIRECTOR

        Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Katz. When the Chairman of the Board is a non-independent director, the independent directors elect an independent director to serve in a lead capacity. Mr. Katz serves as Chairman of the Board and Mr. Hernandez serves as our Lead Independent Director, or Lead Director. The Board has adopted a Charter of the Lead Independent Director, which is available as Appendix A to the Corporate Governance Guidelines, which are available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com. The Lead Director coordinates the activities of the other non-management directors and performs such other duties and responsibilities as the Board may determine. The specific duties of the Lead Director include:

  •
  presiding over meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;

  •
  having the authority to call meetings of the independent directors;

  •
  serving as the presiding director for purposes of all rights and duties assigned to the presiding director under the Company's Bylaws, including the right to call special meetings of the Board;

  •
  serving as principal liaison on Board-wide issues between the independent directors and the Chairman;

  •
  reviewing information sent to the Board and communicating with management if there needs to be additional materials or analyses provided to directors;

  •
  approving meeting agendas and meeting schedules for the Board, to assure that there is sufficient time for discussion of all agenda items;

  •
  serving as the point of contact for communications from stockholders or other interested parties directed to the Lead Director or the non-management directors or Board as a group;

  •
  ensuring that he is available for consultation and direct communication, if requested by major stockholders; and

  •
  serving on the Executive Committee of the Board.

        The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board believes that this approach is best because the Chief Executive Officer is the individual with primary responsibility for implementing the Company's strategy as approved by the Board and directing the work of other executive officers. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management.

MEETINGS OF THE BOARD

        The Board held a total of eight meetings during fiscal 2013. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees of the Board on which he or she served. In accordance with our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meetings of stockholders. Six of our then serving directors attended our 2012 annual meeting of stockholders.

EXECUTIVE SESSIONS

        The non-management directors' practice is to meet in executive session following the conclusion of each regularly scheduled quarterly Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee's annual review of the Chief

Executive Officer. These executive sessions are chaired by the Lead Director. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading "Communications with the Board" below.

DIRECTOR NOMINATIONS

        The Nominating & Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include independence, wisdom, integrity, understanding and general acceptance of the Company's corporate philosophy, business or professional knowledge and experience that can bear on the Company's and the Board's challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one's mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity, and international/global experience.

        Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should follow the procedure described in our Bylaws. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the nominees for election at this year's annual meeting, all of whom are currently serving as directors.

DETERMINATIONS REGARDING INDEPENDENCE

        Under the Company's Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent, as determined based on the independence standards of the NYSE's Listed Company Manual. In accordance with our Corporate Governance Guidelines and the NYSE's listing standards, the Board has adopted categorical standards of director independence to assist it in making determinations of independence of Board members. These categorical standards of director independence are available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com. The Board has affirmatively determined that each of the nominees, other than Mr. Katz, is "independent" under the NYSE's listing standards and the categorical standards of director independence adopted by the Board.

COMMUNICATIONS WITH THE BOARD

        The Company's Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board or the non-management directors. This information is available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com.

CODE OF ETHICS AND BUSINESS CONDUCT

        The Company has adopted a Code of Ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. The Company will also post on its website any amendment to the Code of Ethics and any waiver granted to any of its directors or executive officers.

RISK MANAGEMENT

        The Company's Board believes that oversight of the Company's overall risk management program is the responsibility of the entire Board. We view risk management as an important part of the Company's overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee and the Board receives updates on individual areas of risk from the Audit Committee. The Board schedules a risk management review agenda item for regular Board meetings on a periodic basis and additionally as needed, during which the Audit Committee reports to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company's day-to-day risk management program. The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company's risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company's guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

COMPENSATION RISK ASSESSMENT

        Our Compensation Committee, with the assistance of our independent compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the Company's compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, does not present risks that are reasonably likely to have a material adverse effect on the Company.

COMMITTEES OF THE BOARD

        The Board has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating & Governance Committee. The charters for all of these committees, which have been approved by the Board, are available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

  The Audit Committee

        The Audit Committee is primarily concerned with the effectiveness of the Company's independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company's independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm and meet to review the Company's annual audited financial statements and quarterly financial statements, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the SEC; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company, or individuals in financial reporting oversight roles at the Company, and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company's Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; (9) oversee management's efforts to monitor compliance with the Company's programs and policies designed to ensure adherence to applicable laws and regulations and the Company's Code of Ethics; (10) annually prepare a report as required by the SEC to be included in the Company's annual proxy statement; and (11) discuss policies with respect to risk assessment and risk management.

        The members of the Audit Committee are Mr. Sewell, Chairman, and Messrs. Hernandez, Redmond and Sorte. Mr. Sorte served as Chairman of the Audit Committee from November 29, 2012 to October 1, 2013, when he was succeeded by Mr. Sewell. Mr. Hyde, whose term as a director ended on November 29, 2012, served on the Audit Committee as Chairman until his term ended. The Board has determined that Messrs. Hernandez and Redmond are each an "audit committee financial expert" as defined in the SEC's rules and regulations adopted pursuant to the Exchange Act and that all of the members of the Audit Committee are "independent" as defined by the NYSE's listing standards and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2013.

AUDIT COMMITTEE REPORT*

        Management is responsible for the Company's accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements for the fiscal year ended July 31, 2013 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company's independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee further discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company's independent registered public accounting firm's opinion on the effectiveness of the Company's internal control over financial reporting.

*
In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and the Audit Committee discussed with the Company's independent registered public accounting firm, and were satisfied with, that firm's independence from the Company and its management. The Audit Committee has also considered whether the Company's independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditors' independence.

        The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company's independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. Additionally, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company's internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.

        Based upon the Audit Committee's discussion with management and the Company's independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited financial statements as of and for the fiscal year ended July 31, 2013 be included in the Company's annual report on Form 10-K for the year ended July 31, 2013 for filing with the SEC on September 27, 2013.

Audit Committee John F. Sorte, Chairman Roland A. Hernandez John T. Redmond D. Bruce Sewell**
**On October 1, 2013, Mr. Sewell succeeded Mr. Sorte as Chairman of the Audit Committee.
Mr. Sorte remains a member of the Audit Committee.

  The Compensation Committee

        The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives (including the Chief Executive Officer's performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer's compensation level based on this evaluation; (2) review the performance of and the individual elements of total compensation for the executive officers of the Company, including any amendments to such executive's employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements; (3) oversee the Company's overall compensation structure, policies and programs for executive officers and employees, including assessing the incentives and risks arising from or related to the Company's compensation programs and plans, and assessing whether the incentives and risks are appropriate; (4) review and approve the Company's incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (5) review and recommend to the Board annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; (6) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company's Compensation Discussion and Analysis, or CD&A, and consider whether to recommend that it be included in the Company's proxy statement or annual report on Form 10-K filed with the SEC; and (7) consider and recommend to the Board the frequency of the Company's advisory vote on executive compensation.

        The members of the Compensation Committee are Mr. Sorte, Chairman, Mr. Kincaid and Ms. Schneider. Mr. Vaughn has been appointed to serve as an additional member of the Compensation Committee effective November 1, 2013. The Board has determined that all members of the Compensation Committee are "independent" as defined by the NYSE's listing standards. Also, the Compensation Committee consists of "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors," within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee held two meetings during fiscal 2013.

  Compensation Committee Processes and Procedures

        The Compensation Committee meets as often as necessary to carry out its responsibilities. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee sole authority, at the expense of the Company, to retain or to obtain advice from a compensation consultant, legal counsel or other adviser to assist in the execution of the Compensation Committee's responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or adviser retained and has authority to approve the fees and other retention terms. Our Compensation Committee expects that it will seek advice from independent compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company's compensation programs remain appropriate and consistent with industry practices. Prior to the retention of any compensation consultant, legal counsel or any other external adviser, the Compensation Committee will assess the independence of such adviser from management, taking into consideration all factors relevant to such adviser's independence, including factors specified in the NYSE listing standards.

        During fiscal 2013, the Compensation Committee engaged Hewitt Associates LLC ("Hewitt"), an Aon Hewitt company, as its independent compensation consultant for certain executive compensation matters. Hewitt was retained by the Compensation Committee to review the Company's executive compensation programs, including an analysis of both the competitive market and the design of the programs. As part of its reports to the Compensation Committee, Hewitt evaluated our selected peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Hewitt also assisted the Compensation Committee with the risk assessment of our compensation programs.

        In fiscal 2013, Hewitt was paid $103,219 for these executive compensation consulting services provided to the Compensation Committee. As referred to above, Hewitt is owned by Aon Hewitt Corporation ("Aon Hewitt"), a multi-national, multi-services insurance and consulting firm. During fiscal 2013, Aon Hewitt and its affiliates provided general health and benefits consulting, actuarial consulting services and other human resource related services to the Company. In addition, an affiliate of Aon Hewitt, Aon Risk Insurance Services West, Inc., provided insurance brokerage services to the

Company. The decision to engage Aon Hewitt and its affiliates for these additional services was made by management as part of the Company's existing relationship with Aon Hewitt concerning these services, and was not approved, or required to be approved, by the Compensation Committee. Fees for the foregoing additional services in fiscal 2013 were $959,440. The individuals at Hewitt that advise the Compensation Committee on executive compensation matters have no involvement in the other services provided to the Company by Aon Hewitt and its affiliates, and the individuals at Hewitt advising the Compensation Committee report directly to, and are overseen by, the Compensation Committee. These individuals have no other relationship with the Company or management. The Compensation Committee has evaluated the independence of Hewitt and concluded that the work of Aon Hewitt and its affiliates presents no conflict of interest.

        Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant certain equity based awards for hiring incentive grants or to promoted non-executive employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-executive employees within specified limits approved by the Compensation Committee. The Chief Executive Officer's authority to make new hire incentive grants is limited by the restrictions established by the Compensation Committee.

        Historically, the Compensation Committee has made adjustments to annual compensation, determined annual cash and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. The Compensation Committee makes all final determinations regarding these awards, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

        The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2013 are described in greater detail in the CD&A section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.

  Compensation Committee Interlocks and Insider Participation

        During fiscal 2013, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of ours.

COMPENSATION COMMITTEE REPORT*

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended July 31, 2013.

Compensation Committee John F. Sorte, Chairman Richard D. Kincaid Hilary A. Schneider

  The Executive Committee

        The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. The members of the Executive Committee are Messrs. Katz, Hernandez and Sorte. The Executive Committee held numerous discussions and one meeting during fiscal 2013.

  The Nominating & Governance Committee

        The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) oversee the evaluation of the performance of the Board and oversee the annual self-evaluation process of the Board and each committee; (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval; (6) review and present to the Board individual director candidates recommended for the committee's consideration by stockholders and stockholder nominations for director that are made in writing to the Secretary of the Company in compliance with the Company's Bylaws; and (7) review and present to the Board stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm's fees and other retention terms.

        The members of the Nominating & Governance Committee are Mr. Hernandez, Chairman, and Messrs. Kincaid and Sorte. Mr. Kincaid was appointed to the Nominating & Governance Committee on November 29, 2012. Mr. Hyde, whose term as a director ended on November 29, 2012, served on the Nominating & Governance Committee until October 22, 2012. The Board has determined that all members of the Nominating & Governance Committee are "independent" as defined by the NYSE's listing standards. The Nominating & Governance Committee held fourteen meetings during fiscal 2013.

*
In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL 2013

        The following table provides information concerning the compensation of our non-employee directors in fiscal 2013:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Roland A. Hernandez(5)	143,000	136,550	1,115	280,665
Thomas D. Hyde(6)	34,832	136,550	874	172,256
Richard D. Kincaid(7)	77,448	136,550	1,583	215,581
John T. Redmond(8)	86,000	136,550	—	222,550
Hilary A. Schneider(9)	66,000	136,550	—	202,550
D. Bruce Sewell(10)	38,000	—	—	38,000
John F. Sorte(11)	128,742	136,550	699	265,991
Peter A. Vaughn(12)	7,692	—	—	7,692

(1)
Robert A. Katz is also a named executive officer and his compensation as Chief Executive Officer is included in the Summary Compensation Table in the "Executive Compensation" section of this proxy statement. Mr. Katz does not receive any additional compensation for his service on the Board.

(2)
Consists of non-employee director annual retainers and meeting fees, and, if applicable, lead director fees, committee chair fees, and committee member and meeting fees. Fees paid to each director in fiscal 2013 were as follows:

				Committees
		Board of Directors		Audit		Compensation		Nominating & Governance		Executive
Name	Fiscal Year	Board Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Meeting Attendance ($)	Total ($)
Roland A. Hernandez	2013	60,000	28,000	15,000	8,000	—	—	10,000	21,000	1,000	143,000
Thomas D. Hyde	2013	14,457	5,000	10,326	2,000	—	—	1,549	1,500	—	34,832
Richard D. Kincaid	2013	35,000	24,000	—	—	5,000	3,000	2,948	7,500	—	77,448
John T. Redmond	2013	35,000	28,000	15,000	8,000	—	—	—	—	—	86,000
Hilary A. Schneider	2013	35,000	23,000	—	—	5,000	3,000	—	—	—	66,000
D. Bruce Sewell	2013	17,500	11,000	7,500	2,000	—	—	—	—	—	38,000
John F. Sorte	2013	35,000	28,000	14,742	6,000	15,000	3,000	5,000	21,000	1,000	128,742
Peter A. Vaughn	2013	2,692	5,000	—	—	—	—	—	—	—	7,692
(3)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2013 computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.

(4)
Represents the aggregate incremental cost to the Company of a vacation package to one of our resorts donated by the director to a charity pursuant to the Perquisite Fund Program for directors. See below under "Limited Director Perquisites and Personal Benefits" for a description of this program.

(5)
As of July 31, 2013, Mr. Hernandez held 2,597 RSUs.

(6)
As of July 31, 2013, Mr. Hyde held no stock awards.

(7)
As of July 31, 2013, Mr. Kincaid held 296 SARs and 2,597 RSUs.

(8)
As of July 31, 2013, Mr. Redmond held 296 SARs and 2,597 RSUs.

(9)
As of July 31, 2013, Ms. Schneider held 2,597 RSUs.

(10)
As of July 31, 2013, Mr. Sewell held no stock awards.

(11)
As of July 31, 2013, Mr. Sorte held 2,597 RSUs.

(12)
As of July 31, 2013, Mr. Vaughn held no stock awards.

DIRECTOR CASH COMPENSATION

        All of our non-employee directors receive annual cash fees, payable in quarterly installments. For fiscal 2013, the annual retainer for each Board member was $35,000 and meeting fees were $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. In addition, the Lead Director of the Board and the Chairman of the Audit Committee received an additional $25,000 per year, each other Audit Committee member received an additional $15,000 per year, the Chairman of the Compensation Committee received an additional $15,000 per year, the Chairman of the Nominating & Governance Committee received an additional $10,000 per year, and each other Compensation Committee member and Nominating & Governance Committee member received an additional $5,000 each per year. A non-executive Chairman of the Board would have received an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairman of the Board and he is not entitled to this retainer. Members of the Audit Committee received $2,000 per committee meeting attended, members of the Compensation Committee and Nominating & Governance Committee received $1,500 per committee meeting attended, and members of the Executive Committee received $1,000 per committee meeting attended.

        All directors received reimbursement of their reasonable travel expenses in connection with their service.

DIRECTOR EQUITY COMPENSATION

        The Company provides its non-employee directors with equity compensation as determined each year by the Compensation Committee, which for fiscal 2013, consisted of 2,597 RSUs granted on September 21, 2012 which vested one year from the date of grant. The aggregate grant date fair value of these RSUs is set forth under the "Stock Awards" column of the Director Compensation Table and described in footnote 3 above.

LIMITED DIRECTOR PERQUISITES AND PERSONAL BENEFITS

        Non-employee directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services or goods at our resorts for personal use in accordance with the terms of the Company's Perquisite Fund Program. Each director is entitled to an annual $40,000 allowance to be used at the Company's resorts in accordance with such program, under which directors may draw against the account to pay for services or goods at the market rate. Unused funds in each director's account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported in the Director Compensation Table for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year. For this purpose, perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges. In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Perquisite Fund Program. We also require that the package be given as part of a public event, dinner or auction and that the Company receive appropriate credit and marketing presence.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

        Each non-employee director must own the greater of five times his or her annual cash retainer for Board service or $250,000 in value within five years of the date such director is elected or appointed to the Board. Directors are not permitted to sell any shares of common stock until such time as the ownership guidelines have been satisfied and then only to the extent that such sales do not reduce such director's ownership below the threshold requirement. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2013 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

TRANSACTIONS WITH RELATED PERSONS

RELATED PARTY TRANSACTIONS POLICY AND PROCEDURES

        We have adopted a written Related Party Transactions Policy that sets forth the Company's policies and procedures regarding the identification, review, consideration and approval or ratification of "related party transactions." For purposes of our policy only, a "related party transaction" is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company solely in their capacity as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.

        Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairman of the Audit Committee, the full Audit Committee or the Board for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.

        As discussed above, we have adopted a Code of Ethics that applies to all directors, officers and employees. We make the Code of Ethics available to all directors, officers and employees and convey our expectation that every director, officer and employee read and understand the Code of Ethics and its application to the performance of each such person's business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics utilizes a principles-based guideline to alert directors, officers and employees to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual's personal, social, financial or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving the Company, then that person is instructed under the Code of Ethics to report such belief to an appropriate individual or department as identified in the Code of Ethics.

        To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us.

CERTAIN RELATED-PERSON TRANSACTIONS

        During fiscal 2013 and through the date of this proxy statement, there were no related party transactions under the relevant standards described above.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This CD&A describes our executive compensation program, the various components of our program, and the compensation-related decisions made for fiscal 2013 with respect to our named executive officers ("NEOs"). For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for fiscal 2013 were:

  •
  Robert A. Katz, Chairman and Chief Executive Officer

  •
  Michael Z. Barkin, Executive Vice President and Chief Financial Officer

  •
  Blaise T. Carrig, President—Mountain Division

  •
  Fiona E. Arnold, Executive Vice President, General Counsel and Secretary

        Pursuant to the SEC's executive compensation disclosure rules, our NEOs for fiscal 2013 also include Jeffrey W. Jones, our former Chief Financial Officer and President—Lodging, Retail, Real Estate, who retired from the Company effective as of December 31, 2012, and Mark L. Schoppet, who served as Interim Chief Financial Officer from December 31, 2012 until April 8, 2013, when Mr. Barkin was appointed Executive Vice President and Chief Financial Officer. Mr. Schoppet remains with the Company as Senior Vice President, Controller and Chief Accounting Officer. In addition, as previously announced, Fiona E. Arnold, our Executive Vice President, General Counsel and Secretary, has announced her resignation from the Company effective upon the appointment of her successor.

  Executive Summary

        Our executive compensation program, which is grounded in the principle of pay-for-performance, is intended to reward our executive officers and senior management for sustained, high-level performance over the short and long-term as demonstrated by measurable, company-wide performance metrics and individual contributions that are consistent with our overall growth strategy and achievement of goals. We compensate our executive officers and senior management with a combination of cash compensation (in the form of base salary and cash incentive compensation) and equity awards. Our compensation program has been structured to enhance our ability to achieve our short-term and long-term strategic goals and to retain and motivate our executive officers and senior management to achieve such goals.

  Our Executive Compensation Program Emphasizes Pay for Performance

        The primary objective of our executive compensation program is to emphasize pay for performance by incentivizing our executive officers and senior management to drive superior results and generate stockholder value. We accomplish this objective in the following ways:

  •
  Annual Incentive Awards.  Our Management Incentive Plan ("MIP"), which applies to the award of annual cash incentive compensation, referred to in this CD&A as a MIP award, is intended to focus our executive officers on the key corporate financial metrics that we believe drive our best results. As explained in more detail below, because Resort EBITDA (earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments) is the primary performance metric associated with the MIP for our NEOs, their annual cash incentive fluctuates with our performance and the achievement of our annual goals as established by the Compensation Committee each fiscal year.

  •
  Long-Term Equity Awards.  A significant portion of our NEOs' total annual compensation opportunity is in the form of long-term equity incentive compensation, including share appreciation rights ("SARs") and restricted share units ("RSUs"), each of which generally vest over three years.

  •
  High Percentage of Compensation is Variable or "At Risk."  A significant percentage of our NEOs' compensation is tied to incentives or appreciation in our stock price, making the majority of pay for these individuals variable or at risk. As executive officers attain greater levels of responsibility, the percentage of their total target compensation that is variable or "at risk" increases and the percentage that is fixed decreases. As such, the NEO whose compensation is most heavily comprised of at risk elements is our Chief Executive Officer ("CEO"). Our commitment to emphasizing performance-based compensation is illustrated by the following charts, which show the mix of our program's three primary direct compensation components (fixed compensation, consisting of base salary, and variable or at-risk compensation, consisting of target annual incentive compensation and actual long-term equity incentive awards granted in the fiscal year) for our CEO and, on average, for our other NEOs for fiscal 2013(1):

CEO Fiscal 2013 Target Direct Compensation	Other NEO Fiscal 2013 Target Direct Compensation

  •
  Performance-Based Stock Awards for CEO.  In furtherance of our pay for performance philosophy and to further align the interests of our CEO with the interests of our stockholders, the Compensation Committee has determined that at least 50% of the shares subject to long-term equity incentive awards granted to our CEO each fiscal year (not including RSUs granted in payment of his annual MIP award which are already tied to the performance metrics set forth under the MIP) will be "performance-based" stock awards. These performance-based awards may include (i) awards that do not vest or become exercisable unless certain specific business performance goals established by the Compensation Committee at the time of grant of the award are satisfied, and/or (ii) SARs subject to time-based vesting criteria, but with exercise prices that are at least 25% greater than the fair market value of our common stock on the date of grant. In fiscal 2013, the Compensation Committee determined that the performance-based awards would consist of SARs with an exercise price equal to 125% of the fair market value of our common stock on the date of grant and therefore awarded Mr. Katz long-term equity incentive awards consisting 50% of SARs with an exercise price equal to the closing price of our common stock on the date of grant and 50% of SARs with an exercise price equal to 125% of the closing price.

(1)
The percentages in the chart exclude information for Mr. Jones, who gave notice of his retirement on August 13, 2012 and retired effective December 31, 2012.

  Our Executive Compensation Program is Supported by Our Stockholders

        At our annual meeting of stockholders on November 29, 2012, approximately 99.8% of the votes cast on the proposal were voted in support of the advisory resolution to approve the compensation of our named executive officers. After considering the results of this vote, the Compensation Committee concluded that there is strong stockholder support of our executive compensation program and its emphasis on pay for performance. As a result, the Compensation Committee determined to maintain the current executive compensation program. At our 2011 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board of Directors. Consistent with this preference, the Board has determined to implement an advisory vote on executive compensation every year until the next advisory vote on the frequency of stockholder votes on executive compensation, which will occur no later than the Company's annual meeting of stockholders in 2017.

  Effective Corporate Governance Reinforces Our Executive Compensation Program

        The following features of our executive compensation program are evidence of our commitment to good corporate governance practices generally:

WHAT WE DO:	WHAT WE DON'T DO:
Annual Advisory Vote to Approve Executive Compensation. We provide our stockholders with an annual opportunity to vote on an advisory resolution to approve the compensation paid to our named executive officers as disclosed in the proxy statement.
Independent Compensation Committee. Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors and which makes all final determinations regarding executive compensation.

Significant Portion of Executive Compensation Tied to Performance. A significant portion of our NEOs' compensation is comprised of elements of performance-based, incentive compensation that are tied to defined corporate and individual performance goals or stock price performance. In the last three fiscal years, approximately 80.7% of our CEO's total compensation and approximately 66.7% of our other NEOs' total compensation, on average, as reported in the Summary Compensation Table, has been in the form of short and long-term incentive-based compensation (MIP award and equity awards). In addition, at least 50% of the long-term equity incentives granted to our CEO each fiscal year consist of "performance-based" awards.	No Excessive Perquisites. We provide our executives with only limited perquisites, which are generally limited to credit at our owned and operated properties and which are designed to incentivize our executives to visit and utilize our resorts in order to inform decision making regarding our business and provide relevant feedback concerning our properties and services.

 No Tax Gross-Ups on Perquisites. We do not pay tax gross-ups on the limited perquisites that our executives receive.
No Excise Tax Gross-Ups. We are not required to pay excise tax gross-ups in connection with the change in control arrangements provided to our executives.
No Golden Parachute Tax Gross-Ups. We do not provide excise tax gross-ups on post-retirement or termination compensation arrangements.
No Automatic Salary Increases or Guaranteed Bonuses. We do not guarantee annual salary increases or bonuses and none of the employment agreements with any NEO contain such provisions.
No "Single Trigger" Automatic Payments or Benefits Upon a Change in Control. The change in control arrangements provided to our executives require a

WHAT WE DO:	WHAT WE DON'T DO:

Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives. A significant portion of our NEOs' compensation is comprised of long-term equity incentive awards, consisting of SARs and RSUs, which generally vest over three years. In the last three fiscal years, approximately 74.3% of our CEO's total compensation and approximately 55.5% of our other NEOs' total compensation, on average, as reported in the Summary Compensation Table, has been in the form of long-term equity-based incentives. Mr. Katz receives 50% of his annual MIP award in cash and the other 50% in RSUs that vest annually over a three-year period (included in the percentage above), meaning one-half of the MIP award earned on the basis of the Company's achievement of annual performance goals is subject to further time-based vesting and changes in the value of our common stock over that period.

 Market Alignment of Compensation But With Greater Emphasis on At-Risk Compensation. To attract and retain talented executives, we seek to align target pay levels for our NEOs between the 50th and 75th percentile of compensation as compared with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our NEOs' compensation in order to emphasize pay for performance and we generally make SARs a much larger portion of their at-risk compensation than RSUs.
Independent Compensation Consultant. The Compensation Committee periodically retains and receives advice from an independent compensation consultant.
Clawback Policy. The Compensation Committee adopted a clawback policy that, in the event of a financial restatement, allows us to recoup incentive compensation from executive officers that was paid based on the misstated financial information.

Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, requiring that they hold a meaningful amount of our common stock, which helps to align their interests with those of our stockholders.
termination event (including a termination by the executive for "good reason") following a change in control before any cash based payments or benefits are triggered.
No Hedging. Under our Insider Trading Compliance Program, our executives are prohibited from conducting short sales or using derivatives or other instruments designed to hedge against the risk of ownership of our securities, including put and call options and collar transactions.
No Equity Repricing. We expressly prohibit the repricing of underwater stock options and share appreciation rights without stockholder approval.

No Pension Plans or SERPs. We do not provide our executives with tax-qualified defined benefit pension plans or supplemental executive retirement plans.

WHAT WE DO:	WHAT WE DON'T DO:

Use of Tally Sheets. The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our NEOs when evaluating executive compensation.
Annual Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

  Key Objectives of Our Executive Compensation Program

        Our executive compensation program focuses on the following three key objectives:

  •
  Emphasizing Pay for Performance.  Emphasize pay for performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

  •
  Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent.

  •
  Rewarding Contributions and Creating Long-Term Value.  We have structured our compensation program to recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

  Compensation-Setting Process

  Participants in Setting Executive Compensation

        The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. In appropriate circumstances, such as when new market data supports a market adjustment, the Compensation Committee, in its discretion, considers the recommendations of our CEO in setting executive compensation, including the compensation of the other NEOs. The Compensation Committee, however, makes all final determinations regarding these awards and no executive officer is involved in the deliberations or the determination with respect to his or her own compensation.

  Comparative Framework

        To achieve our executive compensation objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes, based on their general business and industry knowledge and experience, are comparable with executives in other companies operating in the leisure, travel, gaming and hospitality industries, which we refer to as our peer group. We face a somewhat unique challenge in establishing a peer group, as few publicly-traded companies participate in more than one of our operating segments. Thus, when evaluating executive compensation, the Compensation Committee includes in our peer group a variety of leisure, travel, gaming and hospitality companies with whom we may compete for executive talent and the discretionary travel dollars of our guests.

        When performing its annual executive compensation review, the Compensation Committee has sole authority to engage an independent compensation consultant to assist in obtaining market data and analyzing the competitive nature of our compensation programs. The Compensation Committee engaged Hewitt to conduct a competitive market study of the Company's executive compensation program and to advise on fiscal 2013 compensation decisions. The study analyzed our executive compensation relative to Hewitt's proprietary survey data as well as to publicly-traded peer group companies and our Compensation Committee then determined a peer group based on this data. The peer group used by the Compensation Committee for fiscal 2013 compensation decisions consisted of the following companies:

Ameristar Casinos Inc.	Life Time Fitness Inc.
Boyd Gaming Corp.	Marriott International Inc.
Cedar Fair LP	MGM Resorts International
Choice Hotels International Inc.	Starwood Hotels & Resorts
Gaylord Entertainment Co.	Wyndham Worldwide Corp.
Isle of Capri Casinos Inc.	Wynn Resorts Ltd.
Las Vegas Sands Corp.

        The Compensation Committee uses survey and peer group information generally for competitive and retention purposes. Generally, we seek to align target pay levels for our NEOs between the 50th and 75th percentile of compensation as compared with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our NEOs' compensation in order to emphasize pay for performance. We believe that compensating our NEOs with a larger proportion of at-risk compensation elements (such as MIP award, SARs and RSUs) in relation to more static compensation elements (such as base salary) and a larger proportion of long-term equity incentives (such as SARs and RSUs) in relation to short-term compensation elements (such as base salary and MIP award) compared with the peer group more closely aligns the interests of our NEOs with those of our stockholders. The Hewitt study confirmed that our executive compensation program continues to be aligned with our stated philosophy.

        The Compensation Committee will continue to seek advice from independent compensation consultants as it deems necessary on a periodic basis to help ensure that the Company's compensation programs remain appropriate and consistent with industry practices. Although the Compensation Committee believes that it is important to periodically review the compensation policies of its peer group and the survey data, the Compensation Committee also believes that our executive compensation program must further our business objectives and be consistent with our culture. Therefore, while the Compensation Committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies to confirm that the compensation paid to the executive officers remains competitive, the Compensation Committee does not necessarily make any particular adjustments to the compensation paid to the executive officers based on the peer group or survey data.

  Company-Specific Factors

        In addition to considering market data with respect to executive compensation practices of companies within our peer group, the Compensation Committee takes into account individual performance, our retention needs, our relative performance and our own strategic goals. Also, we conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. For example, in fiscal 2010, as part of a Company-wide wage reduction plan to control expenses, our executive officers were subject to a 10% salary reduction and our CEO received no salary for a twelve month period.

        The Compensation Committee, in conjunction with any data and recommendations provided by our independent compensation consultant in any given year, also annually analyzes tally sheets prepared for each NEO. These tally sheets present the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and MIP award), perquisites and the value of equity awards previously granted to the NEO, as well as the amounts that would have been payable to the NEO if employment had been terminated under a variety of scenarios as of the end of the most recently completed fiscal year. The Compensation Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this proxy statement, together with peer group data, primarily for purposes of analyzing our NEOs' total compensation and determining whether it is appropriate to adjust the compensation mix for our NEOs on a going forward basis. In its most recent review of tally sheets, the Compensation Committee determined that total compensation amounts for our NEOs remained consistent with our executive compensation philosophy and objectives.

  Elements of Compensation

  Overview

        Our executive compensation program consists of the following elements:

Compensation Element	Objective	Key Features Specific to NEOs
Base Salary	To attract and retain executives with a proven track record of performance

•

Established based primarily on the scope of their responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual's loss would have to the Company, and other factors which may be deemed to be relevant by the Compensation Committee, in their discretion.

•

Reviewed annually by the Compensation Committee and, based on this review, may be adjusted to realign salaries with market levels after taking into account individual responsibilities, the impact upon, and relative level of responsibility for, the Company's performance, long-term Company and individual performance and expertise.

• No guaranteed increases to base salary.
Annual MIP Award	To incentivize achievement of annual financial, operational and strategic goals and achievement of individual annual performance objectives

•

For each fiscal year, Company and individual performance elements drive two different aspects of the MIP: (1) the aggregate amount of funds available under the MIP (driven by Company performance), and (2) the specific allocation of awards to participants under the MIP (driven by Company performance for Mr. Katz and individual performance for the other NEOs).

• Mr. Katz receives his annual MIP award 50% in cash and 50% in RSUs that vest annually over a three-year period.

Compensation Element	Objective	Key Features Specific to NEOs
Equity Incentives

To increase long-term stockholder value by retaining our executive officers in a competitive business environment and aligning the interests of these officers with those of our stockholders by encouraging stock ownership by our executive officers

•

Equity awards are granted under our Amended and Restated 2002 Long Term Incentive and Share Award Plan, referred to in this proxy statement as the 2002 Plan, previously approved by stockholders.

•

For fiscal 2013, we utilized grants of service-based vesting RSUs and SARs because RSUs and SARs provide both a high perceived value and strong retention value, and in part because executives do not incur out-of-pocket expenses to participate in these equity awards, thus providing additional linkage between the interests of our NEOs and our stockholders.

•

The Compensation Committee has adopted a long-term equity-based incentive grant practice for our CEO, such that at least 50% of the grants will be performance-based. In fiscal 2013, this consisted of 100,583 premium-priced SARs, which vest annually over three years and have exercise prices that are 25% greater than the fair market value of our common stock on the date of grant.

• The use of RSUs aligns the interests of our executives with that of our stockholders through stock ownership.

•

SARs are granted with an exercise price of no less than the fair market value of our common stock on the date of grant (and in some cases as noted above, with an exercise price that exceeds the fair market value on the date of grant), and as a result, executives realize value only to the extent the price of our common stock appreciates after the grant date.

•

RSUs and SARs typically vest annually over three years. However, in certain instances, the Compensation Committee grants awards with cliff vesting as a retention tool where, for instance, the entire award does not vest until the end of a three-year period.

Deferred Compensation	To attract and retain executives with a proven track record of performance and to provide a tax-efficient means for executives to save for retirement

•

Executives can elect to defer up to 80% of their base salary and 100% of their annual MIP award.

•

Executives can invest these amounts in pre-tax dollars in designated hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with their selections.

Compensation Element	Objective	Key Features Specific to NEOs
Limited Perquisites	To incentivize executives to use the Company's services in order to help them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge

•

Includes benefits relating to the use of one or more of our owned and operated private clubs, including skiing and parking privileges, as a part of their responsibilities and employment.

•

Also includes our Perquisite Fund Program, under which certain of our senior executive officers, receive an annual allowance, based on executive level, to be used at the Company's owned or operated resorts. Executives may draw against the account to pay for services or goods, at the market rate for the applicable resort or services. Amounts of the fund used by executives are taxed as ordinary income, like other compensation. Unused funds in each executive's account at the end of each fiscal year are forfeited.

• All Company employees enjoy skiing privileges, not just our executives.

  2013 Compensation Decisions

  Base Salary

        The Compensation Committee generally reviews and adjusts base salaries annually at its September meeting, with new salaries effective in mid-October. The following table sets forth the annual base salaries approved by the Compensation Committee for fiscal 2013 compared to fiscal 2012 and shows the percentage change from the prior year. Fiscal 2013 base salary increases were approved for all NEOs in recognition of achieving their individual performance goals in fiscal 2012 and, except as otherwise set forth below, consistent with 3.0% merit increases for employees generally who achieved their individual performance goals in the prior fiscal year.

Name	Fiscal 2013 Base Salary	Fiscal 2012 Base Salary	% Change
Robert A. Katz	$799,150	$775,874	3.0%
Michael Z. Barkin(1)	$330,000	—	—
Blaise T. Carrig(2)	$403,960	$400,000	1.0%
Fiona E. Arnold(3)	$329,000	$300,000	9.7%
Mark L. Schoppet	$282,101	$273,884	3.0%
Jeffrey W. Jones	$456,693	$443,391	3.0%

(1)
Mr. Barkin was appointed Executive Vice President and Chief Financial Officer effective April 8, 2013 and previously served as Vice President of Strategy and Development since July 30, 2012. Amount shown reflects his base annual salary effective upon his appointment as Executive Vice President and Chief Financial Officer.

(2)
Mr. Carrig's salary was adjusted on April 15, 2012 in connection with assuming increased responsibilities as President-Mountain Division, and as a result, the merit increase in fiscal 2013 was pro-rated to account for the adjustment in fiscal 2012.

(3)
Ms. Arnold's percentage change reflects a merit increase and an additional adjustment in recognition of her performance.

  Annual MIP Awards

        Following the completion of fiscal 2013, all of our NEOs were eligible to receive an annual cash MIP award based on our performance and each NEO's individual performance during fiscal 2013. Pursuant to his employment agreement, Mr. Katz's MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three-year period.

        Annual Funding of the MIP.    Annual funding of the MIP is based on our achievement of performance measures selected by the Compensation Committee. The Compensation Committee has established (1) Resort EBITDA, and (2) performance goals for Vail Resorts Development Company ("VRDC Performance Goals"), as the performance measures to determine funding of the MIP for our NEOs. The Compensation Committee believes these are the appropriate performance measures because Resort EBITDA is the primary performance metric used by the Company to measure its performance and VRDC Performance Goals promote a long-term focus on performance because the real estate and development portion of our business tends to use different measures of success, including net cash flow generated from sales and other operational targets related to construction and development of new projects that are most often multi-year endeavors, with revenue and expenditure happening across long periods of time. For purposes of setting annual funding targets under the MIP, the Compensation Committee bases the Resort EBITDA target on the target set by the Board of Directors annually when approving the Company's budget and bases VRDC Performance Goals on Board approved targets for Real Estate EBITDA and net cash proceeds from real estate sales. In setting the performance measures for any given fiscal year, the Compensation Committee considers our past performance, broader economic trends that may impact us in the upcoming year, and our historical performance in relation to the MIP award targets set in the respective prior periods.

        Please see pages 37 and 50 of our annual report on Form 10-K for fiscal 2013 filed with the SEC on September 27, 2013 for information regarding our use of the non-GAAP financial measures discussed in this CD&A and a reconciliation of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

        Resort EBITDA Target.    For fiscal 2013, the Resort EBITDA target was $275.4 million. Both the Resort EBITDA and Real Estate EBITDA targets (which comprised a portion of the VRDC Performance Goals for the fiscal year as described below) were based on our approved budget for fiscal 2013. The Compensation Committee established the performance measures at the beginning of the fiscal year with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward our strategic plan goals in light of the business environment at that time. As a result, our attainment of these targets in fiscal 2013 was considered moderately likely.

        VRDC Performance Goals Target.    For fiscal 2013, the VRDC Performance Goals included, among other things, attaining a Real Estate EBITDA target of $(2.6) million and achieving net cash proceeds of $43.6 million, in each case with respect to our real estate segment. For the VRDC Performance Goals, the Compensation Committee sets out several specific goals, each of which has a separate weighting within that portion of the funding calculation for corporate performance. Among these specific goals, we expect that some should be achievable, some will be challenging to achieve and others will be difficult to achieve. Over the past three fiscal years, VRDC completed the number of goals resulting in between approximately 38.5% and 147.0% funding of the VRDC Performance Goals portion of corporate performance, with an average funding over this time of 98.8%.

        How the MIP Is Funded.    For fiscal 2013, for each NEO, 80% of the funding of the MIP was based on the achievement of Resort EBITDA and 20% was based on achievement of the VRDC Performance Goals, including Real Estate EBITDA. Under the MIP, if we achieve 100% of the Resort EBITDA target, the MIP is funded at 100% of the target funding level for that component, as is more fully detailed in the table below. If our performance exceeds 100% of the Resort EBITDA target, the MIP is funded above the target funding level for that component up to a maximum of 200% of the target funding level. If our performance falls below 100% of the annual Resort EBITDA target, the MIP is funded below the target funding level for that component. If our performance falls below 80% of the annual Resort Reported target, the MIP is not funded for that component.

MIP Funding for Resort EBITDA Component

Percentage of Target Achieved	Percentage of Annual Target Funding Level Available under the MIP
Less than 80%	0%
80%	15%
90%	25%
95%	50%
100%	100%
110%	175%
120% or greater	200%

        The other component of the MIP funding calculation for NEOs is the attainment of the VRDC Performance Goals. If the minimum percentage of the Resort EBITDA target is not reached and no VRDC Performance Goals are met, then the MIP is not funded for the NEOs and no MIP awards are paid to them. In the event our Resort EBITDA for any fiscal year meets the specific threshold or target level, and/or we achieve any of the VRDC Performance Goals, then the MIP is funded at the appropriate level and each NEO is eligible to receive a MIP award. In addition, once the MIP is funded based on each NEO's target MIP award percentage, the total pool for NEOs is increased by 5%, with such excess being paid out at the discretion of the Compensation Committee based on individual performance.

        Target Annual MIP Awards.    For fiscal 2013, each NEO was eligible for an annual MIP award based on a percentage of annual base salary as follows:

Name	2013 Target Annual MIP Award as Percentage of Base Salary
Robert A. Katz	100.0%
Michael Z. Barkin(1)	50.0%
Blaise T. Carrig	60.0%
Fiona E. Arnold	50.0%
Mark L. Schoppet	42.5%
Jeffrey W. Jones(2)	70.0%

(1)
Mr. Barkin's target percentage reflects his target upon appointment as Executive Vice President and Chief Financial Officer. As set forth in the table under "Fiscal 2013 Results," his actual target amount is based on four months in his role as Executive Vice President and Chief Financial Officer and eight months in his prior role as Vice President of Strategy and Development where his target MIP award percentage was 35.0% of his then base salary.

(2)
Mr. Jones had a target annual MIP award percentage of 70.0% but did not receive an award in fiscal 2013 because to be eligible for a MIP award an executive must be an employee on the date payments are made.

        The differences between the NEOs' target MIP awards as a percentage of their base salaries was determined based upon the perceived ability each executive position has to influence our performance. The positions deemed to have the most potential impact upon our performance have the greatest potential for annual MIP award potential, putting a greater proportion of such NEO's total pay at risk relative to performance, in accordance with our executive compensation philosophy. Threshold, target and maximum awards payable under the MIP for fiscal 2013 are reported in the Grants of Plan-Based Awards Table.

        Individual MIP Award Determination.    Once funding is established, the actual MIP award paid to each NEO is determined by individual performance objectives (other than for Mr. Katz, whose award is based solely on the funded amount of target MIP determined by Company performance because, unlike other NEOs, he is responsible for all aspects of Company performance). This structure reflects our objective to put more emphasis on individual performance oriented compensation, while at the same time requiring that overall Company performance standards are met before MIP funding can occur. Achievement of individual performance objectives can result in the NEO receiving a MIP award equal to 0%, 70%, 100%, 115% or 130% of the funded amount (subject to availability of funds under the MIP) and subject to further adjustments (including the 5% adjustment described above) at the discretion of the Compensation Committee. Individual performance objectives vary depending on our strategic plan and each NEO's individual responsibilities and are established at the beginning of each fiscal year, with the expectation in fiscal 2013 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, each NEO's attainment of his or her performance objectives in fiscal 2013 was moderately likely.

        Example.    An executive whose MIP award funding is 80% based on Resort EBITDA and 20% based on achievement of VRDC Performance Goals, earning $300,000 annually with a target MIP award of 50% of base salary, would have an available MIP award funding of $120,000 for 100% achievement of Resort EBITDA (100% times 50% salary target times 80% funding), plus $30,000 for 100% achievement of VRDC Performance Goals (100% times 50% salary target times 20% funding), for a total of $150,000, or 100%, of target funding. However, because 100% of an executive's total MIP award is determined by the achievement of individual performance objectives, an executive's ultimate total MIP award can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the target amount based on individual performance (subject to availability of funds under the MIP).

        Fiscal 2013 Results.    In fiscal 2013, we met 93.6% of the Resort EBITDA target, which resulted in a funding level at 43.1% of the target funding level for that component of the funding calculation. In fiscal 2013, VRDC achieved VRDC Performance Goals resulting in a funding level of 147.0% for the VRDC Performance Goals component of the funding calculation. Combined with the Resort EBITDA funding, this resulted in an overall funding level of 63.88% of the target funding level for each NEO.

Based upon these results and individual performance, the Compensation Committee determined the final MIP award amounts as follows:

Name	Fiscal 2013 Target MIP Award		Actual Fiscal 2013 Payout Percentages(1)		Fiscal 2013 Actual MIP Award	Fiscal 2012 Actual MIP Award	Change from Fiscal 2012 Actual MIP Award
Robert A. Katz(2)	$799,150	x	63.88%	=	$510,497	$311,839	63.7%
Michael Z. Barkin(3)	$116,833	x	70.46%	=	$82,315	—	—
Blaise T. Carrig	$242,376	x	67.07%	=	$162,572	$97,057	67.5%
Fiona E. Arnold	$164,500	x	67.07%	=	$110,337	$63,302	74.3%
Mark L. Schoppet	$119,893	x	73.46%	=	$88,076	$46,784	88.3%
Jeffrey W. Jones(4)	$319,685	x	—	=	—	$130,982	—

(1)
Actual payout percentages are based on MIP funded amount and, for each NEO other than the CEO whose payout percentage equals the 63.88% funding level of the MIP, achievement of his or her individual performance objectives. In fiscal 2013, payout percentages were based on the 63.88% funding level of the MIP and adjusted based on individual performance.

(2)
Pursuant to his employment agreement, Mr. Katz's MIP award is paid 50% in cash and 50% in RSUs.

(3)
Mr. Barkin did not receive a MIP award in fiscal 2012 as he joined the Company on July 30, 2012. His fiscal 2013 target MIP award is based on four months in his role as Executive Vice President and Chief Financial Officer and eight months in his prior role as Vice President of Strategy and Development.

(4)
Mr. Jones did not receive a MIP award in fiscal 2013 because to be eligible for an award an executive must be an employee on the date MIP award payments are made.

  Long-Term Equity Incentives

        Our long-term equity incentive award program is designed to promote long-term Company performance and align each executive's risk with stockholder interest, to reward the achievement of long-term goals, and to promote stability and corporate loyalty among our executives. The Compensation Committee bases awards of long-term equity compensation on a number of different factors, including competitive market practices as determined by our peer group analysis, the information provided by our independent compensation consultant, the amount of cash compensation that is currently paid to each NEO, each NEO's level of responsibility, our retention objectives and our pay for performance philosophy. In general, the Compensation Committee makes long-term equity award determinations for executive officers in September of each year and typically consults with our CEO in determining the size of grants to each NEO, other than himself, although the Compensation Committee makes all final determinations. In fiscal 2013, the Compensation Committee granted long-term incentive awards under the 2002 Plan. For fiscal 2013, the Compensation Committee did not make any changes to the long-term incentive program.

        As noted above, the long-term equity values awarded to our NEOs are based on a number of different factors considered by the Compensation Committee. For fiscal 2013, the Compensation Committee generally awarded each NEO equity values consistent with previous year levels, increased by 3.5% from the prior fiscal year. As described elsewhere in this CD&A, 50% of the SARs awarded to Mr. Katz are performance-based SARs with an exercise price equal to 125% of the closing price on the date of grant. In addition, Mr. Barkin was awarded $500,000 in RSUs that cliff vest three years after the date of grant for retention purposes and in connection with his appointment as Executive Vice President and Chief Financial Officer in April 2013. Finally, Mr. Jones did not receive any equity awards in fiscal 2013 as he had previously announced his retirement.

        As in previous years, the long-term incentive awards granted to our NEOs in fiscal 2013 consisted of RSUs and SARs. In determining the mix of RSUs and SARs granted to each of our NEOs in fiscal 2013, the Compensation Committee considered that, of the two forms of equity awards, RSUs have a relatively greater retentive effect, and SARs have a relatively greater performance incentive impact. For fiscal 2013, and excluding Mr. Barkin's award noted above, approximately 21.0% of the long-term equity incentive award value is attributed to RSUs and approximately 79.0% of the award value is attributed to SARs for our NEOs other than the CEO. For our CEO, approximately 6.7% of the long-term equity incentive award value is attributed to RSUs (consisting solely of RSUs in partial payment of his MIP award) and approximately 93.3% of the award value is attributed to SARs. The Compensation Committee determined that our CEO's awards should be even more heavily weighted toward performance and the alignment to our stockholders' interests of long-term stock value appreciation. To further promote retention, the RSUs and SARs granted in fiscal 2013, other than Mr. Barkin's award noted above, vest in equal annual installments over a three year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to meet the desire for both retention and performance incentive.

        The value of the equity awards granted to our NEOs in fiscal 2013 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards Table.

  Other Executive Compensation Policies and Practices

  Clawback Policy

        In line with corporate governance best practices, in October 2010 the Compensation Committee adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board of Directors determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Board will review all MIP awards made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, the Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.

  Equity Grant Practices

        We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. SARs are granted with an exercise price equal to or higher than the market price of our common stock on the date of grant, which is the date the Compensation Committee approves the award. We do not have any specific program, plan or practice related to timing equity compensation awards to executives, however, the Compensation Committee generally grants annual awards on the date of the regularly scheduled first quarter Board meeting in September. Other than grants made in connection with hiring, promotions or to replace certain new hire grants once they vest and/or are exercised, equity awards are granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards.

  Stock Ownership Guidelines for Executives

        Consistent with our objective of encouraging executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders, the Company has adopted executive stock ownership guidelines. Under the guidelines, our executive officers are expected to hold shares of our common stock equal to multiples of their base salaries as follows: Chief Executive Officer—6x; Chief Financial Officer—3x; Presidents—3x; and Executive Vice Presidents—2x. Until an executive achieves the required level of ownership, he or she is required to retain at least 75% of the net shares received as a result of the vesting of RSUs or restricted stock or the exercise of SARs or stock options. Net shares are those that remain after shares are netted to pay any applicable exercise price or statutory tax withholdings. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines.

  Policy Prohibiting Hedging Transactions

        Our Insider Trading Compliance Program prohibits our executives from engaging in hedging transactions designed to offset decreases in the market value of the Company's securities, including engaging in short sales or investing in other derivatives of the Company's securities, including put and call options and collar transactions.

  Post-Termination Compensation

        Pursuant to their respective employment agreements, each of Messrs. Katz and Carrig are entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment, including certain resignations for "good reason" (as defined in their respective agreements). Pursuant to the Company's executive severance policy, Messrs. Barkin and Schoppet and Ms. Arnold are also entitled to receive severance payments upon certain terminations of employment. In addition, each NEO is entitled to receive payments upon a termination occurring within a limited period of time following a change in control. We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our executives when these agreements were entered into.

  Executive Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and its three other most highly compensated executive officers (other than the chief financial officer). Under the Code, however, compensation that is considered "performance-based compensation" (within the meaning of the Code) does not count towards the $1 million limit. While the Compensation Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Compensation Committee determines to be more appropriate. Currently, we believe that MIP awards and SARs qualify as "performance-based compensation" and are not subject to deductibility limitations under Section 162(m).

SUMMARY COMPENSATION TABLE FOR FISCAL 2013

        The following table summarizes the total compensation paid or earned by the named executive officers for each of the last three fiscal years during which the officer was a named executive officer:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option/Share Appreciation Right Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Robert A. Katz	2013	798,553	—	255,249	(6)	3,529,457	255,249	(6)	—	33,563	4,872,071
Chairman and Chief	2012	771,528	—	155,920	(6)	3,410,097	155,920	(6)	—	31,007	4,524,472
Executive Officer	2011	749,057	—	395,395	(6)	1,490,813	395,394	(6)	—	11,636	3,042,295
Michael Z. Barkin	2013	286,769	—	565,422		229,457	82,315		—	3,313	1,167,276
Executive Vice President
and Chief Financial
Officer
Blaise T. Carrig	2013	404,889	—	146,593		608,480	162,572		—	17,612	1,340,146
President—Mountain	2012	379,404	—	110,741		481,353	97,057		—	182,556	1,251,111
Division	2011	376,562	—	384,313		290,474	200,635		—	19,250	1,271,234
Fiona E. Arnold	2013	325,692	—	75,557		260,285	110,337		—	21,280	793,151
Executive Vice President,	2012	296,858	—	72,994		251,434	63,302		—	24,578	709,166
General Counsel and	2011	282,073	—	456,221		193,700	132,888		—	5,178	1,070,060
Secretary
Mark L. Schoppet	2013	281,890	—	60,257		207,535	88,076		—	13,669	651,427
Interim Chief Financial
Officer, Senior Vice
President, Controller
and Chief Accounting
Officer
Jeffrey W. Jones	2013	214,735	—	—		—	—		—	3,044	217,779
Former Chief Financial	2012	441,099	—	573,200		1,106,503	130,982		—	21,323	2,273,107
Officer and President—	2011	428,066	—	225,320		431,569	284,706		—	11,814	1,381,475
Lodging, Retail, Real
Estate

(1)
Amounts shown reflect salary earned during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions, service period and other adjustments in any given year.

(2)
Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 16 to our audited financial statements for fiscal 2013, which are included in our annual report on Form 10-K for fiscal 2013 filed with the SEC on September 27, 2013.

(3)
Awards consist of SARs. The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 16 to our audited financial statements for fiscal 2013, which are included in our annual report on Form 10-K for fiscal 2013 filed with the SEC on September 27, 2013.

(4)
In September 2013, pursuant to the MIP, as more fully described in the CD&A section of this proxy statement, and based upon the attainment of performance targets previously established by the Compensation Committee under the MIP, the Compensation Committee approved 2013 cash MIP awards for its NEOs. Such amounts were paid in October 2013.

(5)
All other compensation for fiscal 2013 includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)(a)	Company-paid Supplemental Life Insurance Premiums ($)(b)	Company-paid Supplemental Disability Insurance Premiums ($)(c)	Company paid lodging, ski school privileges and discretionary spending on goods and services ($)(d)	Total ($)
Robert A. Katz	2013	7,650	7,043	1,824	17,046	33,563
Michael Z. Barkin	2013	2,665	648	—	—	3,313
Blaise T. Carrig	2013	4,972	648	11,992	—	17,612
Fiona E. Arnold	2013	4,819	648	1,819	13,994	21,280
Mark L. Schoppet	2013	7,968	648	5,053	—	13,669
Jeffrey W. Jones	2013	—	648	2,396	—	3,044

(a)
Consists of Company contributions to the NEO's accounts in the Company's tax-qualified 401(k) plan.

(b)
Consists of premiums paid on behalf of the NEO for supplemental life insurance.

(c)
Consists of premiums paid on behalf of the NEO for supplemental disability insurance.

(d)
In fiscal 2013, our NEOs were entitled to participate in our Perquisite Fund Program, under which certain of the Company's executive officers receive an annual allowance based on executive level to be used at the Company's resorts. For fiscal 2013, annual allowances for NEOs were as follows: CEO—$70,000; President—$40,000; Executive Vice President—$30,000; and Senior Vice President—$20,000. Executives may draw against the account to pay for services or goods at the market rate. Amounts of the fund used by the NEO are taxed as ordinary income, like other compensation. The amounts reported include the amounts used by the NEO towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any NEO for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In fiscal 2013, the Company also provided to each NEO benefits relating to the use of one or more of our private clubs, for which the Company incurred no incremental costs. NEOs are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Perquisite Fund Program if within the NEO's allowance under that program.
(6)
Mr. Katz's MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period. The amount shown in the "Stock Awards" column includes $255,249, $155,920 and $395,395, which represent the aggregate grant date fair value of RSUs, based on the 3,802, 2,965 and 10,444 RSUs granted on September 26, 2013, September 21, 2012 and September 20, 2011, respectively, for 50% payment of Mr. Katz's total MIP award. The amounts reported in the "Non-Equity Incentive Plan Compensation" column for fiscal 2013, 2012 and 2011 reflect only the cash amount paid to Mr. Katz for 50% of Mr. Katz's total MIP award for such fiscal year.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

        The following table shows certain information regarding grants of plan-based awards to the named executive officers during fiscal 2013:

							All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)(6)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(5)			Exercise or Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Robert A. Katz		11,987	799,150	1,518,385	—		—	—	—
	09/21/12				2,965			n/a	155,920
	09/21/12						100,583	54.07	1,925,159
	09/21/12						100,583	67.59	1,604,298
Michael Z. Barkin		1,227	116,833	288,578	—		—	—	—
	09/21/12				834			n/a	43,852
	09/21/12						7,891	54.07	151,034
	04/08/13				366			n/a	21,601
	04/08/13				8,592	(8)		n/a	499,969
	04/08/13						3,651	60.67	78,423
Blaise T. Carrig		2,545	242,376	598,668	—		—	—	—
	09/21/12				2,788			n/a	146,593
	09/21/12						31,791	54.07	608,480
Fiona E. Arnold		1,728	164,500	406,315	—		—	—	—
	09/21/12				1,437			n/a	75,557
	09/21/12						13,599	54.07	260,285
Mark L. Schoppet		1,259	119,893	296,136	—		—	—	—
	09/21/12				1,146			n/a	60,257
	09/21/12						10,843	54.07	207,535
Jeffrey W. Jones	—	3,357	319,685	789,623	—		—	—	—

(1)
The estimated possible payouts are based on the parameters applicable to each NEO at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2013, as more fully described in the CD&A section of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2)
The Threshold amount is based on the MIP's minimum target funding level based upon the minimum achievement of VRDC Performance Goals and no achievement of Resort EBITDA targets for fiscal 2013, with the resulting funding applied to the NEO's target percentage of base salary and then paid out at the 70% threshold level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(3)
The Target amount is based on the MIP's target funding level of 100% upon achievement by the Company of 100% of certain Resort EBITDA targets and VRDC Performance Goals for fiscal 2013, with the resulting funding applied to the NEO's target percentage of base salary and then paid out at the 100% target level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(4)
The Maximum amount is based on the MIP's maximum funding level of 200% upon achievement by the Company of at least 120% of certain Resort EBITDA targets and maximum achievement of the VRDC Performance Goals for fiscal 2013, with the resulting funding applied to the NEO's target percentage of base salary and then paid out at the 130% maximum level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(5)
Represents RSUs that, except as set forth in footnote 8 below, vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2002 Plan.

(6)
Represents SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except in the case of 50% of the SARs granted to Mr. Katz on September 21, 2012, for which the exercise price was 125% of the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the 2002 Plan.

(7)
The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 16 to our audited financial statements for fiscal 2013, which are included in our annual report on Form 10-K for fiscal 2013 filed with the SEC on September 27, 2013.

(8)
These awards cliff vest in full on the third anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with Messrs. Katz and Carrig, both of which were approved by the Compensation Committee. The Company's other NEOs do not have employment agreements with the Company.

  Robert A. Katz, Chairman and Chief Executive Officer

        The Company entered into an employment agreement with Mr. Katz on October 15, 2008, as amended on September 30, 2011 and April 11, 2013. The agreement had an initial term through October 15, 2011, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $843,500, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Katz waived this requirement and did not take any salary for a twelve month period. Effective April 1, 2010, Mr. Katz's salary was reinstated at 85% of his prior pre-wage reduction salary. Pursuant to the employment agreement, Mr. Katz also participates in the Company's MIP, as more fully described in the CD&A. Under the employment agreement, if the Company achieves specified performance targets for the year under the MIP, Mr. Katz's "target opportunity" will be no less than 100% of his base salary. The agreement provides that Mr. Katz's MIP award is to be paid 50% in cash and 50% in RSUs that vest annually over a three year period. Mr. Katz also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain membership benefits at the Company's private clubs and participation in the Perquisite Fund Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Katz under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below. The September 2011 amendment eliminated his rights to (i) receive cash severance benefits upon his voluntary resignation within six months following a change in control; and (ii) to be eligible to receive tax gross-up payments on severance and other benefits payable in connection with a change in control. The April 2013 amendment eliminated his rights to paid time off in connection with the Company's adoption of a flexible time off policy.

        Mr. Katz's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Katz's termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

  Blaise T. Carrig, President—Mountain Division

        Vail Holdings, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement with Blaise T. Carrig on October 15, 2008, as amended on April 11, 2013. The agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $365,000, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Carrig waived this requirement and accepted a salary reduction of 10%. Additionally, the agreement provides that Mr. Carrig's base salary would increase to $385,000 effective August 1, 2009; however, consistent with the waiver noted above, this new salary took effect on such date at a 10% reduced level. Pursuant to the employment agreement, Mr. Carrig also participates in the Company's MIP, as more fully described in the CD&A. Under the employment agreement, if the Company achieves specified performance targets for the year under the MIP, Mr. Carrig's "target opportunity" will be no less than 50% of his base salary. Mr. Carrig also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain membership benefits at the Company's private clubs and participation in the Perquisite Fund Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Carrig under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below. The April 2013 amendment eliminated his rights to paid time off in connection with the Company's adoption of a flexible time off policy.

        Mr. Carrig's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Carrig's termination of employment and that continue for one year thereafter. Mr. Carrig is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

        The following table shows certain information regarding outstanding equity awards held by the named executive officers as of July 31, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)		Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)(2)		Option/SAR Exercise Price ($)(3)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert A. Katz	5,000 (options	)			14.73	11/20/13
	15,000 (options	)			18.73	9/28/14
	300,000 (SARs	)			31.69	2/28/16
	72,428 (SARs	)			60.05	9/25/17
	113,871 (SARs	)			40.09	9/23/18
	521,262 (SARs	)			18.88	3/01/19
	123,539 (SARs	)			35.84	9/22/19
	72,229 (SARs	)	36,115 (SARs	)	37.20	9/21/20
	47,462 (SARs	)	94,922 (SARs	)	39.65	9/20/21
	47,462 (SARs	)	94,922 (SARs	)	49.56	9/20/21
			100,583 (SARs	)	54.07	9/21/22
			100,583 (SARs	)	67.59	9/21/22
							3,357	224,852
							6,962	466,315
							2,965	198,596
Michael Z. Barkin	486 (SARs	)	971 (SARs	)	50.11	7/30/22
			7,891 (SARs	)	54.07	9/21/22
			3,651 (SARs	)	60.67	4/08/23
							1,142	76,491
							834	55,861
							366	24,515
							8,592	575,492
Blaise T. Carrig	17,500 (options	)			28.08	9/30/15
	4,885 (SARs	)			16.51	3/10/19
	20,507 (SARs	)			35.84	9/22/19
	14,073 (SARs	)	7,037 (SARs	)	37.20	9/21/20
			20,234 (SARs	)	39.65	9/20/21
	1,951 (SARs	)	3,900 (SARs	)	41.43	4/15/22
			31,791 (SARs	)	54.07	9/21/22
							756	50,637
							8,064	540,127
							1,537	102,948
							398	26,658
							2,788	186,740
Fiona E. Arnold	8,108 (SARs	)			60.05	9/25/17
	13,674 (SARs	)			35.84	9/22/19
	9,385 (SARs	)	4,692 (SARs	)	37.20	9/21/20
	6,350 (SARs	)	12,698 (SARs	)	39.65	9/20/21
			13,599 (SARs	)	54.07	9/21/22
							504	33,758
							10,752	720,169
							1,285	86,069
							1,437	96,250
Mark L. Schoppet	20,000 (options	)			34.37	11/8/15
	8,007 (SARs	)			39.72	10/4/16
	5,798 (SARs	)			60.05	9/25/17
	9,217 (SARs	)			40.09	9/23/18
	3,551 (SARs	)			16.51	3/10/19
	10,000 (SARs	)			35.84	9/22/19
	9,385 (SARs	)	4,692 (SARs	)	37.20	9/21/20
	5,063 (SARs	)	10,125 (SARs	)	39.65	9/20/21
			10,843 (SARs	)	54.07	9/21/22
							504	33,758
							1,024	68,588
							1,146	76,759
Jeffrey W. Jones	—		—		—	—	—	—

(1)
Represents exercisable or unexercisable stock options and SARs that unless otherwise specifically noted in footnote 2 below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)
The grant dates and vesting dates of each unexercisable SAR award as of July 31, 2013 are as follows:

	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	36,115	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	94,922	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	94,922	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	100,583	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
	100,583	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Michael Z. Barkin	971	July 30, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	July 30, 2015
	7,891	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
	3,651	April 8, 2013	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	April 8, 2016
Blaise T. Carrig	7,037	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	20,234	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	3,900	April 15, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	April 15, 2015
	31,791	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Fiona E. Arnold	4,692	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	12,698	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	13,599	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Mark L. Schoppet	4,692	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	10,125	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	10,843	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Jeffrey W. Jones	—	—	—	—
(3)
The exercise price of each stock option and SAR is equal to the closing price of our common stock on the date of grant, except for the performance-based SARs granted to Mr. Katz with exercise prices of $49.56 and $67.59 which are equal to 125% of the closing price of our common stock on the date of grant.

(4)
Represents unvested RSUs that, unless otherwise specifically noted in footnote 5 below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)
The grant dates and vesting dates of RSUs that have not vested as of July 31, 2013 are as follows:

	Number of Unvested RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	3,357	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	6,962	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	2,965	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Michael Z. Barkin	1,142	July 30, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	July 30, 2015
	834	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
	366	April 8, 2013	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	April 8, 2016
	8,592	April 8, 2013	Cliff vest in full on the third anniversary of the date of grant.	April 8, 2016
Blaise T. Carrig	756	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	8,064	September 21, 2010	Cliff vest in full on the third anniversary of the date of grant.	September 21, 2013
	1,537	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	398	April 15, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	April 15, 2015
	2,788	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Fiona E. Arnold	504	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	10,752	September 21, 2010	Cliff vest in full on the third anniversary of the date of grant.	September 21, 2013
	1,285	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	1,437	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Mark L. Schoppet	504	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	1,024	September 20, 2011	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 20, 2014
	1,146	September 21, 2012	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2015
Jeffrey W. Jones	—	—	—	—
(6)
The fair market value of these unvested RSU awards was determined based on the last reported closing price of our common stock of $66.98 per share on July 31, 2013, multiplied by the number of units.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

        The following table shows for fiscal 2013 certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting ($)(3)
Robert A. Katz	5,000	180,325	10,822	585,807
Michael Z. Barkin	—	—	571	38,246
Blaise T. Carrig	60,845	1,309,514	2,482	135,240
Fiona E. Arnold	16,411	441,457	1,652	89,446
Mark L. Schoppet	—	—	1,387	75,093
Jeffrey W. Jones	390,916	9,962,285	8,192	443,900

(1)
Represents the aggregate number of shares acquired on vesting or exercise, as applicable. The amounts shown do not reflect amounts withheld by the Company to satisfy tax withholding requirements or to satisfy the exercise price.

(2)
The aggregate dollar value realized upon the exercise of options/SARs was computed by multiplying the difference between the closing price of the Company's common stock on the exercise date and the exercise price for the award by the number of awards exercised.

(3)
The aggregate dollar value realized on the vesting of RSUs was computed by multiplying the closing price of the Company's common stock on the vesting date by the number of shares vested.

PENSION BENEFITS

        The Company does not provide pension benefits or a defined contribution plan to the named executive officers other than the Company's tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2013

        The following table shows for fiscal 2013 certain information regarding nonqualified deferred compensation benefits for the named executive officers:

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
Robert A. Katz	—	—	—	—	—
Michael Z. Barkin	—	—	—	—	—
Blaise T. Carrig	—	—	214	—	169,054
Fiona E. Arnold	—	—	—	—	—
Mark L. Schoppet	—	—	—	—	—
Jeffrey W. Jones	—	—	1,856	12,191	—

(1)
Represents amount deferred, which is reported as compensation to the named executive officer in the Summary Compensation Table.

(2)
None of the amounts set forth are reported in the Summary Compensation Table because above-market or preferential earnings are not available under the plan.

        On September 15, 2000, Vail Associates, Inc., an indirect wholly-owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A are effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.

        Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants became eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan's administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.

        Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant's employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least twelve months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least five years. All accounts are payable immediately upon the Participant's disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency. Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants' selections.

        All contributions are placed in a rabbi trust which restricts the Employer's use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer's general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.

        The Plan Committee is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods (the "Measurement Funds") for purposes of crediting or debiting additional amounts to Participants' account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocation as often as daily. The Measurement Funds are valued daily at their net asset values.

        Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the prior twelve-month period ended July 31, 2013 was 10.0%. The rate of return of the S&P 500 for that same period was 25.0%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor's liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. Additionally, account deposits, withdrawals, transfers, loans and death benefits, as well as the timing of any flows were not considered in this performance calculation. The Plan does not provide for the payment of interest based on above-market rates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        The employment agreements with Messrs. Katz and Carrig and the Company's executive severance policy which applies to Mr. Barkin and Ms. Arnold, require us to provide certain compensation in the event of a termination of employment or a change in control of the Company. Each of the employment agreements and the executive severance policy provide that the Company may terminate the executive at any time with or without cause. However, if the executive's employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled to receive compensation in the amounts and under the circumstances described below. In addition, the forms of award agreements used with all of our employees provide for the full acceleration of vesting of outstanding stock options, SARs, restricted stock, and RSUs upon a change in control of the Company. In accordance with the employment agreements for Messrs. Katz and Carrig, if the executive breaches the post-employment non-competition or non-solicitation covenants to which he is subject under his employment agreement, then the executive must promptly reimburse the Company for any severance payments received from, or payable by, the Company.

        The amounts shown in the tables below are estimates of the value of the payments and benefits each of our named executive officers would have been entitled to receive had a termination event and/or a change in control of the Company occurred, effective as of July 31, 2013. The actual compensation to be paid to a named executive officer can only be determined at the time such named executive officer's employment is terminated and may vary based on factors such as the timing during the year of any such event, the Company's stock price, and any changes to our benefit arrangements and policies. Information is not provided for Messrs. Schoppet and Jones who were not serving as executive officers as of July 31, 2013 and who received no additional compensation upon the end of their service as Interim Chief Financial Officer and Chief Financial Officer, respectively.

  Robert A. Katz, Chairman and Chief Executive Officer

        Mr. Katz's employment agreement provides that upon (i) the giving of notice of non-renewal by the Company or termination by the Company without cause or (ii) termination by Mr. Katz for good reason, Mr. Katz is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) two years of then-current base salary payable in a lump sum, (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum, and (d) full vesting of any RSUs, SARs or other equity awards held by Mr. Katz. If, within twelve months of the consummation of a change in control, (i) the Company terminates Mr. Katz without cause or gives notice of non-renewal of his agreement or (ii) Mr. Katz terminates for good reason, Mr. Katz is entitled to receive, so long as he has executed a release in connection with his termination: (a) two years of then-current base salary payable in a lump sum, (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) an amount equal to the cash MIP award paid to Mr. Katz in the prior year, payable in lump sum, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Katz.

        The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$1,598,300	—	$1,598,300
SAR/RSU Acceleration	$7,511,553	$7,511,553	—
MIP Award	$799,150	—	$955,069
Health Insurance	$21,565	—	—
Total	$9,930,568	$7,511,553	$2,553,369

(1)
Assumes the following: (a) base salary equal to $799,150 is in effect as of the assumed termination or change in control date of July 31, 2013; (b) executive's unvested RSUs and SARs at July 31, 2013 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $66.98); and (c) all Company targets under the MIP are met and executive's pro rata MIP award payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

  Michael Z. Barkin, Executive Vice President and Chief Financial Officer

        Pursuant to the Company's executive severance policy, Mr. Barkin is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Barkin is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.

        The following table describes the estimated potential compensation to Mr. Barkin upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$330,000	—	$330,000
SAR/RSU Acceleration	—	$873,651	—
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$330,000	$873,651	$330,000

(1)
Assumes the following: (a) base salary equal to $330,000 is in effect as of the assumed termination or change in control date of July 31, 2013; (b) executive's unvested SARs and RSUs at July 31, 2013 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $66.98); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company's executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

  Blaise T. Carrig, President—Mountain Division

        Mr. Carrig's employment agreement provides that upon (i) the giving of notice of non-renewal by Vail Holdings or termination by Vail Holdings without cause or (ii) termination by Mr. Carrig for good reason, Mr. Carrig is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) Vail Holdings terminates Mr. Carrig without cause or gives notice of non-renewal of his agreement or (ii) Mr. Carrig terminates for good reason, Mr. Carrig is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) an amount equal to the cash MIP award paid to Mr. Carrig in the prior year, payable in lump sum, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Carrig.

        The following table describes the estimated potential compensation to Mr. Carrig upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$403,960	—	$403,960
SAR/RSU Acceleration	—	$2,179,734	—
MIP Award	$242,376	—	$339,433
Health Insurance	$21,565	—	—
Total	$667,901	$2,179,734	$743,393

(1)
Assumes the following: (a) base salary equal to $403,960 is in effect as of the assumed termination or change in control date of July 31, 2013; (b) executive's unvested SARs and RSUs at July 31, 2013 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $66.98); and (c) all Company performance and individual targets under the MIP are met and executive's pro rata MIP award payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

  Fiona E. Arnold, Executive Vice President, General Counsel and Secretary

        Pursuant to the Company's executive severance policy, Ms. Arnold is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Arnold is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.

        The following table describes the estimated potential compensation to Ms. Arnold upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$329,000	—	$329,000
SAR/RSU Acceleration	—	$1,598,574	—
MIP Award	—	—	$63,302
Health Insurance	—	—	—
Total	$329,000	$1,598,574	$392,302

(1)
Assumes the following: (a) base salary equal to $329,000 is in effect as of the assumed termination or change in control date of July 31, 2013; (b) executive's unvested SARs and RSUs at July 31, 2013 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $66.98); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company's executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table summarizes the Company's equity compensation plans as of July 31, 2013:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders	3,068	$37.63	2,242
Equity compensation plans not approved by security holders	—	—	—

Total	3,068	$37.63	2,242

(1)
Includes 315,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)
Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

 PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ending July 31, 2014, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company's independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the 2013 annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

FEES BILLED TO VAIL RESORTS BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2013 AND FISCAL 2012

        Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2013 and fiscal 2012 were $1,900,020 and $1,603,405, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP's examination of the effectiveness of the Company's internal control over financial reporting. Fiscal 2012 audit fees have been revised to reflect an additional $30,000 of fees related to fiscal 2012 services which were billed in fiscal 2013.

        Audit-Related Fees.    There were no audit related fees billed by PricewaterhouseCoopers LLP with respect to fiscal 2013 and fiscal 2012.

        Tax Fees.    There were no tax fees billed by PricewaterhouseCoopers LLP with respect to fiscal 2013 and fiscal 2012.

        All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to fiscal 2013 and fiscal 2012 were $3,704 for each year. Such fees were for access to a research database.

        The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP's independence.

        The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2013 and fiscal 2012, all of the fees included under the heading "All Other Fees" above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2014.

 PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking stockholders to approve an advisory resolution, commonly referred to as a "say-on-pay" resolution, approving our executive compensation as reported in this proxy statement. As described in the CD&A of this proxy statement, our executive compensation program is designed to incentivize achievement of short- and long-term Company and individual performance. We believe this compensation approach aligns the interests of our executive officers with those of our stockholders.

        The Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  Emphasizing Pay for Performance.  Emphasize pay for performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

  •
  Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success through a program competitive with compensation paid by companies in the same market for executive talent.

  •
  Rewarding Contributions and Creating Long-Term Value.  Recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

        We encourage stockholders to read the CD&A, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, including through the use of annual incentive awards, long-term equity awards, a high percentage of compensation that is variable or "at-risk" and performance-based stock awards for our CEO. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's recent and long-term success and is aligned with the interests of our stockholders.

        At the 2012 annual meeting, we submitted a "say-on-pay" resolution to our stockholders. Our stockholders approved this proposal with approximately 99.8% of the votes cast on the proposal voting in favor of the resolution. Because our Board views the annual advisory vote as a good corporate governance practice, and because at our 2011 annual meeting approximately 91.7% of the votes cast on the frequency proposal were in favor of an annual advisory vote, we are again asking stockholders to approve the compensation of our NEOs as disclosed in this proxy statement.

        Accordingly, the Board unanimously recommends that stockholders approve the following advisory resolution at the annual meeting:

        "RESOLVED, that the compensation paid to the named executive officers of Vail Resorts, Inc., as disclosed pursuant to the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and related narrative discussion, is hereby APPROVED."

        Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF EXECUTIVE COMPENSATION.

 STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

        The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and proxy for the 2014 annual meeting of stockholders is June 27, 2014.

        If you wish to nominate a director or submit a proposal for consideration at the Company's 2014 annual meeting of stockholders that is not to be included in next year's proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 7, 2014 nor earlier than August 8, 2014. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our Bylaws. You can obtain a copy of our Bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Company stockholders may be "householding" our proxy materials to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report to the Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1800. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

        At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

Fiona E. Arnold Executive Vice President, General Counsel and Secretary

October 25, 2013

        A copy of the Company's annual report on Form 10-K for the fiscal year ended July 31, 2013 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VAIL RESORTS, INC. 390 INTERLOCKEN CRESCENT BROOMFIELD, CO 80021 M63780-P43372 VAIL RESORTS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Abstain Against For Nominees: ! ! ! 1a. Roland A. Hernandez The Board of Directors recommends you vote FOR proposals 2 and 3: ! ! ! Abstain Against For 1b. Robert A. Katz ! ! ! ! ! ! 2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2014. 1c. Richard D. Kincaid ! ! ! 1d. John T. Redmond ! ! ! ! ! ! 1e. Hilary A. Schneider 3. Advisory vote to approve executive compensation. ! ! ! 1f. D. Bruce Sewell NOTE: Such other business as may properly come before the meeting or any adjournments or postponements of the meeting. ! ! ! 1g. John F. Sorte ! ! ! 1h. Peter A. Vaughn ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

VAIL RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, December 6, 2013 9:00 a.m., Mountain Standard Time St. Julien Hotel 900 Walnut Street Boulder, CO 80302 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. M63781-P43372 VAIL RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, December 6, 2013 9:00 a.m., Mountain Standard Time St. Julien Hotel, 900 Walnut Street, Boulder, CO 80302 This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 6, 2013. The shares of stock held in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3, and otherwise in the discretion of the proxies. By signing the proxy, you revoke all prior proxies and appoint Robert A. Katz and Michael Z. Barkin, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box.)